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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Frisco Bay Industries Ltd.
-------------------------------------------------------------------------------
                            (Name of Subject Company)

                           Frisco Bay Industries Ltd.
-------------------------------------------------------------------------------
                      (Name of Person(s) Filing Statement)

                                  Common Stock
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                         (Title of Class of Securities)

                                    358751105
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                      (CUSIP Number of Class of Securities)

                                  Barry Katsof
                             Chief Executive Officer
                           Frisco Bay Industries Ltd.
                                  160 Graveline
                         St. Laurent, Ontario, H4T 1R7
                                     Canada
                                 (514) 738-7300
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       (Name, Address and Telephone Number of Person Authorized to Receive
     Notices and Communications on Behalf of the Person(s) Filing Statement)

                                 With a Copy to:

                               Howard Levine, Esq.
                               Lapointe Rosenstein
                    Suite 1400, 1250 Rene-Levesque Blvd. West
                            Montreal, Quebec H3B 5E9
                                     Canada
                                 (514) 925-6300



[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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ITEM 9. EXHIBITS

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EXHIBIT
 NUMBER                         DESCRIPTION
 ------                         -----------

(a)(1) Joint press release of The Stanley Works and Frisco Bay, issued on January 20, 2004.


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